EXHIBIT 5.1

MONARCH PLAZA SUITE 1600 3414 PEACHTREE ROAD N.E. ATLANTA, GEORGIA 30326 PHONE: 404.577.6000 FAX: 404.221.6501
WWW.BAKERDONELSON.COM
____________, 2014

Griffin Capital Essential Asset REIT II, Inc.
Griffin Capital Plaza
1520 Grand Avenue
El Segundo, CA 90245

Re:	Registration Statement on Form S-11 (Registration No. 333-________)
Ladies and Gentlemen:

We have served as Maryland counsel to Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of up to $2.2 billion in shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (“Common Stock”), consisting of up to $1.1 billion in Class A shares and up to $1.1 billion in Class C shares covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). Up to $2.0 billion in Shares are issuable pursuant to subscription agreements (the “Subscription Agreements”) and up to $200 million in Shares are issuable pursuant to the Company's distribution reinvestment plan (the “DRP”). The Company has reserved the right to reallocate shares of Common Stock being offered between the classes of Common Stock and between the Company’s primary offering and the DRP. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.
In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (herein collectively referred to as the “Documents”):

1.
the Registration Statement and the related form of prospectus included therein (including, without limitation, the form of Subscription Agreement attached thereto as Appendix A and the DRP attached thereto as Appendix B) in the form in which it was transmitted to the Commission under the 1933 Act;

2.	the charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.	form of First Articles of Amendment and Restatement of the Company (the “Amended Charter”), to be filed with the SDAT at or prior to effectiveness of the above-referenced Registration Statement;

4.	the bylaws of the Company, certified as of the date hereof by an officer of the Company;

Griffin Capital Essential Asset REIT II, Inc.
_______________, 2014

5.	a certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.
resolutions adopted by the Board of Directors of the Company relating to the sale, issuance and registration of the Shares and the adoption of the DRP (the “Resolutions”), certified as of the date hereof by an officer of the Company;

7.	a certificate executed by an officer of the Company, dated as of the date hereof; and

8.
such other documents and matters, certified or otherwise identified to our satisfaction, as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

i.	Each individual executing any of the Documents, whether on behalf of such individual or another person, except those acting on behalf of the Company, is legally competent and duly authorized to do so.

ii.
Other than with respect to the Company, all of the Documents have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to the Documents, all of the signatories to such Documents have been duly authorized, and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such Documents.

iii.
All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver by the Company of any provision of any of the Documents, by action or omission of the parties or otherwise. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Documents and certificates and statements of appropriate representatives of the Company.

iv.	The Shares will not be issued or transferred in violation of any restriction or limitation on transfer and ownership of shares of stock of the Company contained in Article VI of the Charter.

v.	The Amended Charter, in substantially the form examined by us, shall have been filed with the SDAT in the form and manner required by law.
Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the issuance of the Shares has been duly authorized and, if issued and delivered as of the date of the Registration Statement against payment therefor in accordance with the Resolutions,

Griffin Capital Essential Asset REIT II, Inc.
_______________, 2014

Subscription Agreements, the Registration Statement and any applicable Blue Sky laws, the Shares will be validly issued, fully paid and nonassessable.
In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:
Wherever this opinion letter refers to matters “known to us,” or “to our knowledge,” or words of similar import, such reference means that, during the course of our representation of the Company with respect to the Registration Statement, we have requested information of the Company concerning the matter referred to and no information has come to the attention of (either as a result of such request for information or otherwise) the attorneys of our Firm currently devoting substantive attention or a material amount of time thereto, which has given us actual knowledge of the existence (or absence) of facts to the contrary. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters, and no inference should be drawn to the contrary from the fact of our representation of the Company.
The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning the laws of any other jurisdiction. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.
The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. We assume no obligation to supplement this opinion if any applicable law changes by legislation, judicial decision or otherwise after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
The opinion contained herein may be limited by (a) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (b) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing.
This opinion is being delivered by us in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of the name of our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC